EXHIBIT 99.1
FirstEnergy Corp. 76 South Main Street Akron, Ohio 44308 www.firstenergycorp.com	For Release: October 25, 2006

News Media Contact: Ellen Raines (330) 384-5808	Investor Contact: Ron Seeholzer (330) 384-5783

FIRSTENERGY REPORTS HIGHER QUARTERLY EARNINGS

Akron, Ohio - FirstEnergy Corp. (NYSE: FE) today reported third quarter 2006 normalized basic earnings per share of common stock on a non-GAAP(*) basis of $1.42 ($1.41 diluted).  These results exclude a $0.02 per share charge related to an adjustment to deferred non-utility generation (NUG) purchased power costs resulting from a Pennsylvania Public Utility Commission (PPUC) accounting order and a $0.01 per share net gain associated with the sale and impairment of non-core assets.

These results compare favorably with third quarter 2005 normalized non-GAAP basic and diluted earnings per share of common stock of $1.04, excluding a $0.03 per share charge from a labor arbitration decision in New Jersey associated with the company’s Jersey Central Power & Light subsidiary.

The company’s net income on a GAAP basis for the third quarter of 2006 was $454 million, or basic earnings of $1.41 per share of common stock ($1.40 diluted). That compares with net income on a GAAP basis of $332 million, or basic and diluted earnings of $1.01 per share of common stock in the third quarter of 2005.

      “I am pleased that we delivered solid financial results for our investors and have exceeded analysts’ expectations,” said President and Chief Executive Officer Anthony J. Alexander. “Despite the impact of milder weather compared to last year, we were able to produce strong earnings driven by the continued excellent performance of our generation fleet, which set a production record of approximately 62 million megawatt-hours through the first three quarters of the year.”

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Third Quarter Non-GAAP Basic Earnings Per Share Reconciliation

	2006	2005

Before Unusual Items (Non-GAAP)	$1.42	$1.04
Non-Core Asset Sales/Impairments PPUC NUG Accounting Adjustment JCP&L Labor Arbitration Decision	0.01 (0.02) --	-- -- (0.03)
Basic Earnings Per Share (GAAP)	$1.41	$1.01

Electric generation sales were down slightly during the period, with sales increases in the retail sector of nearly 8 percent offset by reduced sales in the wholesale market. Milder weather in this year’s third quarter was primarily responsible for a 2.3 percent reduction in electricity delivered to customers, including electricity from third-party suppliers, through the company’s utility distribution system.

Earnings benefited from the company’s Ohio rate plans, as well as from the deferral of incremental transmission charges in Pennsylvania, which was approved by the PPUC on May 4, 2006. Consistent with the Met-Ed and Penelec petition, the order does not grant rate recovery of these costs, but allows an opportunity for the companies to seek recovery in the pending Rate Transition Plan filing.

Also during the quarter, the company repurchased 10.6 million shares - or approximately 3.2 percent - of its outstanding common stock through an accelerated repurchase program, which enhanced earnings per share by $0.02.

Total revenues for the third quarter of 2006 were $3.4 billion, compared with $3.5 billion in the third quarter of 2005. The decline in revenue is primarily attributable to FirstEnergy’s sale of 62 percent of its interest in MYR Group earlier in 2006.

For the first nine months of 2006, basic earnings per share of common stock on a non-GAAP basis were $3.04 ($3.03 diluted). In the corresponding period in 2005, non-GAAP basic earnings per share of common stock were $2.22 ($2.21 diluted).

On a GAAP basis, net income for the first nine months of 2006 was $979 million, or basic earnings of $2.99 per share of common stock ($2.97 diluted). During the same time frame in 2005, net income on a GAAP basis was $670 million, or basic earnings of $2.04 per share of common stock ($2.03 diluted).

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First Nine Months Non-GAAP Basic Earnings Per Share Reconciliation

	2006	2005

Before Unusual Items (Non-GAAP)	$3.04	$2.22
Non-Core Asset Sales/Impairments	(0.03)	0.07
PPUC NUG Accounting Adjustment JCP&L Labor Arbitration Decision	(0.02 --)	-- (0.03)
New Regulatory Assets - JCP&L Rate Settlement	--	0.05
Ohio Tax Write-off	--	(0.22)
Sammis Plant New Source Review Settlement	--	(0.04)
Davis-Besse NRC Fine	--	(0.01)
Basic Earnings Per Share (GAAP)	$2.99	$2.04

Revenues for the first nine months of 2006 were $9.0 billion, compared with $9.1 billion for the same period last year, with the reduction reflecting the MYR sale. The company’s generation fleet posted record output of 61.9 million MWH during the first nine months of this year, representing a 4-percent increase over the record established in the same time period last year.

Also today, FirstEnergy revised its earnings guidance (non-GAAP) for 2006 to a range of $3.75 to $3.85 per share of common stock. The tightening of the range toward the upper end of the prior guidance ($3.65 to $3.85 per share, excluding unusual items, set on August 1, 2006) reflects the strong performance during the third quarter.

Reconciliation of 2006 Estimated Earnings Per Share (GAAP) To Revised Earnings Per Share Guidance (Non-GAAP)

Estimated 2006 Basic Earnings Per Share (GAAP)	$3.70 - $3.80

Excluding Unusual Items:
Non-Core Asset Sales/Impairments	0.03
PPUC NUG Accounting Adjustment	0.02

Estimated 2006 Basic Earnings Per Share (Non-GAAP)	$3.75 - $3.85

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        FirstEnergy’s Consolidated Report to the Financial Community - which provides highlights on company developments and financial results for the third quarter of 2006 - is posted on the company’s Web site - www.firstenergycorp.com/ir. To access the report, click on Q3 2006 Consolidated Report to the Financial Community.

        FirstEnergy is a diversified energy company headquartered in Akron, Ohio. Its subsidiaries and affiliates are involved in the generation, transmission and distribution of electricity, as well as energy management and other energy-related services. Its seven electric utility operating companies comprise the nation’s fifth largest investor-owned electric system based on serving 4.5 million customers in Ohio, Pennsylvania and New Jersey; and its generation subsidiaries control nearly 14,000 megawatts of capacity

(*) This news release contains non-GAAP financial measures. Generally, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with accounting principles generally accepted in the United States (GAAP). These non-GAAP financial measures are intended to complement, and not considered as an alternative, to the most directly comparable GAAP financial measure. Also, the non-GAAP financial measures may not be comparable to similarly titled measures used by other entities.

Forward-Looking Statements: This news release includes forward-looking statements based on information currently available to management. Such statements are subject to certain risks and uncertainties. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “believe,” “estimate” and similar words. Actual results may differ materially due to the speed and nature of increased competition and deregulation in the electric utility industry, economic or weather conditions affecting future sales and margins, changes in markets for energy services, changing energy and commodity market prices, replacement power costs being higher than anticipated or inadequately hedged, the continued ability of our regulated utilities to collect transition and other charges or to recover increased transmission costs, maintenance costs being higher than anticipated, legislative and regulatory changes (including revised environmental requirements), and the legal and regulatory changes resulting from the implementation of the Energy Policy Act of 2005 (including, but not limited to, the repeal of the Public Utility Holding Company Act of 1935), the uncertainty of the timing and amounts of the capital expenditures needed to, among other things, implement the Air Quality Compliance Plan (including that such amounts could be higher than anticipated) or levels of emission reductions related to the Consent Decree resolving the New Source Review litigation, adverse regulatory or legal decisions and outcomes (including, but not limited to, the revocation of necessary licenses or operating permits, fines or other enforcement actions and remedies) of governmental investigations and oversight, including by the Securities and Exchange Commission, the United States Attorney’s Office, the Nuclear Regulatory Commission and the various state public utility commissions as disclosed in our Securities and Exchange Commission filings, generally, and with respect to the Davis-Besse Nuclear Power Station outage and heightened scrutiny at the Perry Nuclear Power Plant in particular, the timing and outcome of various proceedings before the Public Utilities Commission of Ohio (including, but not limited to, the successful resolution of the issues remanded to the PUCO by the Ohio Supreme Court regarding the Rate Stabilization Plan) and the Pennsylvania Public Utility Commission, including the transition rate plan filings for Met-Ed and Penelec, the continuing availability and operation of generating units, the ability of generating units to continue to operate at, or near full capacity, the inability to accomplish or realize anticipated benefits from strategic goals (including employee workforce initiatives), the anticipated benefits from voluntary pension plan contributions, the ability to improve electric commodity margins and to experience growth in the distribution business, the ability to access the public securities and other capital markets and the cost of such capital, the outcome, cost and other effects of present and potential legal and administrative proceedings and claims related to the August 14, 2003 regional power outage, the successful completion of the share repurchase program announced August 10, 2006, the risks and other factors discussed from time to time in our Securities and Exchange Commission filings, including our annual report on Form 10-K for the year ended December 31, 2005, and other similar factors. We expressly disclaim any current intention to update any forward-looking statements contained herein as a result of new information, future events, or otherwise.
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